FOR IMMEDIATE RELEASE

John Finnegan, Chairman of GMAC, Will Succeed Dean O’Hare
As President and CEO of Chubb on December 1;
Lead Director Joel Cohen Will Become Non-Executive Chairman

Thomas Motamed Is Promoted to Vice Chairman and COO;
John Degnan and Michael O’Reilly Are Promoted to Vice Chairmen

         Warren, New Jersey, November 3, 2002 – John D. Finnegan, Executive Vice President of General Motors Corporation [NYSE:GM] and Chairman and President of General Motors Acceptance Corporation [GMAC] has been elected President, CEO and a Director of The Chubb Corporation [NYSE:CB], effective December 1. Mr. Finnegan will succeed Dean R. O’Hare, who will retire as Chairman and CEO on November 30 after 39 years with Chubb, including 14 years as CEO.

         In addition, Chubb’s Lead Director, Joel J. Cohen, has been elected non-executive Chairman of the Board. Executive Vice President and Chief Operations Officer Thomas F. Motamed has been promoted to Vice Chairman and Chief Operating Officer. President John Degnan and Executive Vice President Michael O’Reilly have been promoted to Vice Chairmen and will retain their current responsibilities. The three new Vice Chairman will report to Mr. Finnegan. All of these changes will be effective December 1.

         Born in Jersey City, New Jersey, Mr. Finnegan, 53, has a B.A. degree in political science from Princeton University, a law degree from Fordham University and an M.B.A. from Rutgers University. He joined the GMAC tax department in 1976. He held various positions in GM’s treasury department, including international banking, foreign exchange and benefits funding. In 1985 he returned to GMAC as director of strategic planning. In 1986 he became chief financial officer of GMAC Mortgage Corporation. Returning to GM in 1987, he served as assistant treasurer of worldwide benefits and compensation and in 1989 became assistant treasurer of international financing operations. He became Executive Vice President and Chief Financial Officer of GMAC in 1992, Vice President and Treasurer of GM in 1995, and President of GMAC in 1997. He assumed his current titles in 1999. GMAC offers several insurance products, including extended warranty protection, dealer inventory insurance and personal automobile insurance. Mr. Finnegan resides in Wyckoff, New Jersey with his wife, Kathleen, and two children.

         GMAC is one of the world’s largest financial services companies, with 2001 revenue of $15 billion. GM’s revenues were $177 billion.

         “John Finnegan is one of the world’s premier financial services executives,” said Mr. Cohen. “Chubb already has excellent underwriting and claims talent. John brings world-class managerial and financial talent as well as outstanding qualities of leadership, intellect, sophistication and vision. We are confident he will lead Chubb to new levels of achievement for shareholders and customers.”

         The Board decided to separate the Chairman and CEO functions in accordance with best practices in corporate governance. “As Chubb’s senior outside director,” said Mr. O’Hare, “Joel Cohen is thoroughly familiar with the company and its operations, and he will play a key role in orienting John with the company and the Board.”

         “I am excited to be joining a company of Chubb’s quality and reputation,” said Mr. Finnegan. “I have always regarded Chubb as the class act in the industry. It has a well deserved reputation for maintaining financial integrity, settling claims with fairness and speed, providing superior service and products to customers and producers, and maintaining a progressive workplace for employees. With the help of my new colleagues at Chubb, I intend to get up to speed quickly on the company and the industry so that we can tackle the issues that face the company head-on.”

         “I couldn’t be more pleased with my successor,” said Mr. O’Hare, who served on the search committee. “His values, style and personality are an excellent fit with Chubb, and he is an outstanding financial services executive, people manager and strategic thinker. I am confident he is the right person to lead Chubb into the future.”

         Mr. Finnegan will also serve as Chairman of the Board and CEO of Federal Insurance Company, the largest of the Chubb group of insurance companies, and as Chairman and CEO of Chubb & Son, a division of Federal and the company’s principal operating arm. Mr. Motamed will serve as President and Chief Operating Officer of Federal and of Chubb & Son.

         Founded in 1882, Chubb is one of the world’s premier property and casualty insurers, with 12,600 employees serving customer in 134 offices in North America, South America, Europe and Asia. Revenues in 2001 were $7.8 billion.

For further information contact:	Investors: Glenn A. Montgomery (908) 903-2365

Media: Mark E. Greenberg (908) 903-2682

CEOs of Chubb

Percy Chubb	1882 to 1911

Hendon Chubb	1911 to 1946

Percy Chubb II	1946 to 1970

William M. Rees	1970 to 1981

Henry U. Harder	1981 to 1988

Dean R. O’Hare	1988 to 2002

John D. Finnegan	2002-